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                                                                    EXHIBIT 99.1

                                SONOSITE, INC.

                  NONQUALIFIED STOCK OPTION NOTICE AGREEMENT


To: Michael Schuh

     We are pleased to inform you that you have been selected by SonoSite, Inc. (the "Company") to receive a nonqualified stock option (an "NSO") to purchase shares of the Company's Common Stock. Such option is granted outside of the Company's compensation plans but shall be subject to the terms and conditions as set forth in the Company's 1998 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan (the "Plan"), the Plan Summary and this Notice Agreement. The Plan is incorporated into this Notice Agreement by reference.

     By accepting the option you agree to such terms and conditions. Capitalized terms that are not defined in this Notice Agreement have the meanings given to them in the Plan. The most important terms and conditions of the option are summarized as follows:

     Date of Grant: July 24, 2000

     Number of Shares: 60,000

     Exercise Price: $28.25 per share

     Expiration Date: July 24, 2010

     Vesting: The option will vest and become exercisable according to the following schedule:

     Date on and After Which Option Is        Portion of Total Option Which Is
              Exercisable                                Exercisable

          July 24, 2001                                     25%

Each One-Year Anniversary of Date of Grant           an additional 25%
             Thereafter


     Payment for Shares: Unless the Plan Administrator determines otherwise, the option may be exercised by the delivery of:


     (a)  Cash or check;

     (b) Shares of Common Stock held by you for a period of at least six months having a fair market value on the date of exercise equal to the aggregate option price (you should consult your tax advisor before exercising the option with stock you received upon the exercise of an incentive stock option); or
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     (c)  A properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price.

     Termination: Unless otherwise determined by the Plan Administrator, the unvested portion of the option will terminate upon termination of your services with the Company, except in the case of termination due to Disability,
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Retirement or death.  The vested portion of the option will terminate automatically and without further notice on the earliest of the following dates:
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(a) 30 days after termination of your services for reasons other than
Retirement, Early Retirement at the Company's request, Disability or death; (b) one year after termination of your services due to death (for both vested and unvested shares); (c) immediately upon notice of termination for "cause" (as such term is defined in the Plan); and (d) the option's Expiration Date.

     If you terminate services due to Disability or Retirement, you may exercise your entire option, both unvested and vested shares, until the Expiration Date. If you terminate services due to Early Retirement, you may exercise, at any time before the Expiration Date, the portion of your option that was vested on the date of termination. If you die within 30 days after terminating services at the Company or after terminating services due to Retirement, Early Retirement at the Company's request or Disability, the option may be exercised in accordance with the terms and provisions contained in the Plan.

     It is your responsibility to be aware of the date your option terminates.

     Withholding Taxes: You must make such arrangements as the Company may require to satisfy any federal, state or local withholding tax obligations that may arise in connection with exercise of the option.

     Tax advice should be obtained when exercising any option and prior to the disposition of the shares issued upon the exercise of any option.

     Additional copies of the Plan and the Plan Summary are available from the Stock Plan Administrator's Office for your reference.

                              Sincerely,


                              SONOSITE, INC.




                              By _______________________________________
                                 Its President & Chief Executive Officer

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